FOR IMMEDIATE RELEASE

WASHINGTONFIRST BANKSHARES, INC. ANNOUNCES SHARE DIVIDEND
Reston, VA. - (BUSINESS WIRE) - April 5, 2013 -- WashingtonFirst Bankshares, Inc. (the “Company”) (NASDAQ: WFBI), the holding company of WashingtonFirst Bank, announced today that the Board of Directors of the Company declared a five percent (5%) share dividend on the Company's outstanding shares of common stock and Series A non-voting common stock. The Company will pay cash in lieu of fractional shares of common stock and Series A non-voting common stock. The dividend shares and cash will be distributed on or about May 17, 2013 to stockholders of record at the close of business on April 26, 2013.
Shaza Andersen, President and Chief Executive Officer noted, “We are very proud of our achievements in 2012, and we look forward to another exciting and successful year for WashingtonFirst Bankshares. Therefore, the Company is pleased to announce that its Board of Directors has declared this dividend for the benefit of our shareholders.”
About The Company
WashingtonFirst Bankshares, Inc. is headquartered in Reston, Virginia and is the holding company for WashingtonFirst Bank, which commenced operations in 2004. WashingtonFirst Bank, which focuses on providing quality, tailored services to its customers, conducts a full service commercial banking operation through 15 offices, with nine located in Northern Virginia, three in Maryland and three in the District of Columbia. For more information about WFBI, please visit: www.wfbi.com.
Cautionary Statements About Forward-Looking Information
Statements in this news release regarding future events, performance or results are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements of the goals, intentions, and expectations of the Company as to future trends, plans, events, results of operation and general economic condition. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. Readers are cautioned against placing undue reliance on these statements. Actual results could be materially different from those expressed or implied by the forward-looking statements. Factors that could cause results to differ include but are not limited to: the ability to maintain current dividend payments or increase dividend payouts to stockholders, regulatory capital requirements, future earnings and cash flow of the Company, regulatory changes and general economic conditions, our ability to successfully manage and integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto. Additional factors that could cause actual results to differ materially are disclosed in the Company's recent filings with the Securities and Exchange Commission, including but not limited to its Quarterly Report on Form 10-Q and Current Reports on Form 8-K. Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.

For additional information or questions, please contact:
Shaza L. Andersen, President & Chief Executive Officer
11921 Freedom Drive, Suite #250
703.840.2410
Reston, VA 20190
www.wfbi.com